As filed with the Securities and Exchange Commission on August 23, 2005
                                            Registration Number:


                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                 FORM SB-2

                          REGISTRATION STATEMENT
                                UNDER THE
                          SECURITIES ACT OF 1933



                              CRSI Group, Inc.
              ----------------------------------------------
              (Name of Small Business Issuer in its Charter)

   Florida                          7361                        22-2497491
-------------------------------------------------------------------------------
(State or other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer Incorporation or Organization) Classification Code Number) Identification No.)

                        JEREMY P. FEAKINS, CHAIRMAN
                              CRSI Group, Inc.
                          826 Broadway, 9th Floor
                             New York, NY 10003
                              (212) 505-0282
  --------------------------------------------------------------------------
  (Address and telephone number of Registrant's principal executive offices, principal place of business, and agent for service of process.)


                                   Copy to

                             ROBERT BRANTL, ESQ.
                              322 Fourth Street
                             Brooklyn, NY 11215
                             Attorney for Issuer
                               (718) 768-6045
                  ----------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PUBLIC SALE: As soon as practicable after the Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

Title of Each                        Proposed       Proposed
Class of                             Maximum        Maximum
Securities             Amount        Offering       Aggregate      Amount of
To Be                  To Be         Price Per      Offering       Registration
Registered             Registered    Share (1)      Price (1)      Fee
-------------------------------------------------------------------------------
Common Stock, $.001
 par value             8,270,000      $0.75         $6,202,500     $ 730.04
                                                                    -------
                                                     Total Fee:    $ 730.04
                                                                    =======

(1) The proposed offering price is estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the registration fee is based on $.75, the closing price of the Common Stock reported on the Pink Sheets on August 19, 2005.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               CRSI GROUP, INC.

                                 Common Stock
                               8,270,000 Shares

     Twenty-two shareholders are offering shares of CRSI Group common stock to the public by means of this prospectus.

     CRSI Group's common stock is quoted on the Pink Sheets under the trading symbol "CRSX."

     The selling shareholders intend to sell the shares into the public market from time to time. They will negotiate with the market makers for CRSI Group common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.

     PURCHASE OF CRSI GROUP COMMON STOCK INVOLVES SUBSTANTIAL RISK. PLEASE SEE "RISK FACTORS," WHICH BEGINS ON PAGE 5 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

            THE DATE OF THIS PROSPECTUS IS SEPTEMBER     , 2005

                             TABLE OF CONTENTS


PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . .-1-
     Summary Financial Information . . . . . . . . . . . . . .-1-

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . .-2-

YOU SHOULD NOT RELY ON FORWARD LOOKING STATEMENTS. . . . . . .-5-

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . .-5-

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . .-5-
     Market for the Common Stock . . . . . . . . . . . . . . .-6-

MANAGEMENT'S PLAN OF OPERATION . . . . . . . . . . . . . . . .-7-

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . .-9-

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . -13-
     Executive Compensation. . . . . . . . . . . . . . . . . -14-
     Related Party Transactions. . . . . . . . . . . . . . . -15-
     Limitation of Liability and Indemnification . . . . . . -15-

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . -16-

SELLING SHAREHOLDER. . . . . . . . . . . . . . . . . . . . . -17-
     Plan of Distribution. . . . . . . . . . . . . . . . . . -18-

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . -20-

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . -20-

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . -20-

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . -21-

                             PROSPECTUS SUMMARY

                              CRSI GROUP, INC.

     CRSI Group, Inc. is a holding company with two subsidiaries: Care Recruitment Solutions International, Inc. ("CRSI") and World Nursing Corps, Inc. CRSI is engaged in the business of recruiting, training and placing medical personnel, primarily nurses. CRSI recruits nurses in countries where the number of trained nurses exceeds the demand for nurses, and finds employ ment for the nurses in countries where the demand for skilled nurses exceeds the number available. World Nursing Corps is engaged in the business of providing resources and support to nurses worldwide, with a primary focus on nurses recruited by CRSI.

     The executive offices of CRSI Group are located at 826 Broadway, 9th Floor, New York, NY 10003. Our telephone number is 212-505-0282.

THE SELLING SHAREHOLDERS

     Twenty-two shareholders are offering a total of 8,270,000 shares by means of this prospectus. Three of the selling shareholders received a total of 970,000 of the shares as payment for consulting services. The other 7,300,000 shares that are being offered were purchased from CRSI Group in April 2005.

OUTSTANDING SHARES

     CRSI Group has only one class of stock outstanding. On the date of this prospectus there were 21,357,817 shares of common stock outstanding. Other than one option for 150,000 shares at $.55 per share, there are no options, warrants or securities convertible into our common stock outstanding.

SUMMARY FINANCIAL INFORMATION

     We have derived the information in this table from the financial statements that are at the end of this prospectus.

                              Six Months
  STATEMENT OF              Ended 6/30/05      Year Ended
   OPERATIONS                (Unaudited)        12/31/04
                            -------------     ------------
Revenue                      $         -       $        -
                               ---------        ---------

Operating Expenses               385,376          190,145
                               ---------        ---------
Net Loss                        (386,306)        (190,476)
                               =========        =========

Net Loss Per Share           $      0.03       $    (0.02)
                               =========        =========
Weighted Average Number of
 Shares Outstanding           12,413,746        9,748,000
                              ==========        =========

                              At 6/30/05
  BALANCE SHEET DATA          (Unaudited)     At 12/31/04
                              -----------     -----------
Working Capital/(Deficit)     $  (13,831)      $  (94,704)

Total Assets                     261,623           87,546

Shareholders' Equity/(Deficit)    35,007          (46,476)


                                RISK FACTORS

     You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

           1.  RISKS RELATING TO OUR BUSINESS PLAN

     OUR BUSINESS PLAN IS UNTESTED, AND WE MAY NOT HAVE ANTICIPATED PROBLEMS THAT WILL ARISE.

     CRSI was formed in the Fall of 2004. To date we have neither trained a nurse nor placed a nurse. We have only one contract for nurse placement. We have generated no revenue. The business plan described in this prospectus, therefore, relies entirely on our assumptions and expectations regarding how the health care industry will respond to the business we intend to implement. In addition, our expectations regarding the expenses we will incur in recruit ing, transporting and training nurses are, for the most part, speculative. Our assumptions and expectations may be wrong. If we fail to anticipate significant expenses, or if our expectations regarding revenues are overly optimistic, we may be unable to operate profitably, and our business will fail.

     WE WILL REQUIRE SUBSTANTIAL ADDITIONAL CAPITAL IN ORDER TO FULLY IMPLEMENT OUR BUSINESS PLAN.

     We will require several million dollars in capital in order to implement our business plan. Our efforts to obtain that capital could lead us to sell equity at prices that would dilute the value of the shares held by our existing shareholders. In addition, if we are unable to obtain the required capital on any terms, our business will fail.

     OUR BUSINESS WILL NOT PROSPER UNLESS WE ARE ABLE TO RECRUIT QUALIFIED NURSES IN SUFFICIENT QUANTITY.

     Our business plan is founded on the assumption that in certain coun-tries, primarily in Europe, there are a large number of individuals with the skills needed to serve as nurses in the U.S., Western Europe and the Pacific Rim, who will be willing to relocate in order to be trained and placed by CRSI. Our efforts to recruit these individuals, however, have only recently commenced. So we cannot know how many nurses we will be able to recruit. If we are wrong about the number of qualified individuals available, or if we are unable to persuade a sufficient number of them to accept our training and placements, we will be unable to fulfill our placement contracts, and our business will be unsuccessful.

     THE EXPENSE OF SECURING IMMIGRATION RIGHTS IN BOTH THE U.K. AND THE COUNTRIES WHERE OUR CLIENTS ARE LOCATED MAY SEVERELY REDUCE OUR PROFITS.

     In order to carry out our business plan, we will have to obtain visas for our nurses to enter the U.K. for training. We will then have to obtain work permits for them in the countries where we place them for employment.
At best, this undertaking will be a complex logistical task, involving lawyers and immigration experts in those countries, as well as a large staff capable of processing the necessary paperwork. If we are unable to efficiently overcome the bureaucratic obstacles posed by the immigration authorities in these several countries, our business will be unsuccessful.

     OUR PLACEMENT OF NURSES WILL EXPOSE US TO A RISK OF LEGAL LIABILITY.

     If our business plan is implemented as we contemplate, we will place thousands of nurses in countries around the world. The laws of some of those countries may expose us to legal liability if the activities of the nurses we place injure their employers or their patients. In addition, if a nurse whom we have placed suffers injury in her/his new employment location, we may be exposed to potential legal liability for our role in placing the nurse in that location. Our placement contracts will include an undertaking by the client to indemnify us against liability arising from the placement. We also intend to obtain waivers of liability from the nurses we place. Nevertheless, if the accumulation of legal actions arising from our business becomes significant, the related expense may have an adverse effect on our profits.

     IF A LARGE NUMBER OF THE NURSES THAT WE TRAIN ARE UNABLE TO PASS THE QUALIFYING EXAMS IN THE COUNTRY WHERE WE WISH TO PLACE THEM, OUR WRITE-OFF OF THEIR RECRUITMENT AND TRAINING COSTS WILL SUBSTANTIALLY IMPAIR OUR PROFIT-ABILITY.

     One of the most significant competitive advantages that we have over other placement agencies is our commitment that each nurse we place will be fully-credentialed. The commitment means that our investment in recruiting, transporting and training a nurse will be lost if the nurse is unable to pass the licensing exam in the country where we intend to place the nurse. Throughout the United States, for example, 47% of foreign-trained nurses currently fail the licensing exam given by the US Nurse Licensing Board (the "NCLEX"). Unless we are able to significantly improve on that statistic, nearly half of the expense we incur in developing nurses for placement will result in write-offs. That level of inefficiency, if it occurred, could prevent us from achieving profitable operations.

     WE MAY INCUR BAD DEBTS THAT REDUCE OUR PROFITS.

     In the course of recruiting and training nurses, we will incur substan tial expenses. In addition, in many cases, we will find it necessary to advance funds to our recruits to enable them to relocate and to sustain themselves during the training period. It is likely that we will be unable to recoup some of the funds we advance, either due to cancellations of placement agreements or the departure of nurses from our program. If these bad debts accumulate to a significant level, it will have a significant adverse effect on our financial results.

     OUR PLANS WOULD BE SEVERELY IMPEDED IF WE LOST THE SERVICES OF OUR CHIEF EXECUTIVE OFFICER.

     Jeremy Feakins is the founder of CRSI. He is primarily responsible for formulating our business plan and for obtaining the financing necessary to implement it. We expect to rely heavily on his experience in personnel logistics, as we undertake to service our initial clients. Should Mr. Feakins become unable to serve our company, our business would be damaged unless and until we could find an individual with similar skills and experience to replace Mr. Feakins.

         2.  RISKS RELATING TO OUR COMMON STOCK

     THE MARKET FOR OUR COMMON STOCK IS ILLIQUID.

     CRSI became merged with a public company at the end of June 2005. To date, the trading volume in our common stock since that merger has been very low. On many days no shares trade at all. On days when trading does occur, the purchase or sale of a small number of shares can change the market price significantly. We expect that over time more investors will become aware of our stock, and the market will become more liquid. Nevertheless, it is likely to take a significant period of time before the trading volume in our stock grows sufficiently high that a shareholder is assured of a reasonable price when he or she wishes to sell shares.

     CRSI WILL NOT BE QUOTED ON NASDAQ OR ON A NATIONAL SECURITIES EXCHANGE IN THE NEAR FUTURE.

     CRSI does not meet the eligibility requirements for listing on the NASDAQ Stock Market. Until we meet those standards and are accepted into the NASDAQ Stock Market or the American Stock Exchange or some other exchange,

CRSI common stock will be quoted only on the Pink Sheets or, after our application is accepted, on the OTC Bulletin Board. Those listings are considered less prestigious than a NASDAQ Stock Market or an exchange listing, and many brokerage firms will not recommend Pink Sheet or Bulletin Board stocks to their clients. This situation may limit the liquidity of your shares.


                            YOU SHOULD NOT RELY ON
                          FORWARD LOOKING STATEMENTS

     This prospectus contains a number of forward-looking statements regard ing our future prospects. Among the forward-looking statements are descrip tions of our expectations regarding the market for our services, regarding the availability of nurses, and regarding the difficulties that we will confront in training and placing nurses. These forward-looking statements are a true statement of our present intentions, but are neither predictions of the future nor assurances that any of our intentions will be fulfilled. Many factors beyond our control could act to thwart CRSI Group in its efforts to develop and market its services, including factors discussed in "Risk Factors" as well
as factors we have not foreseen.   In addition, changing circumstances may
cause us to determine that a change in plans will be in the best interests of CRSI Group.

                               DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. We expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.

                               CAPITALIZATION

     Our authorized capital stock consists of 200,000,000 shares of common
stock and 5,000,000 shares of preferred stock.   There are 21,357,817 shares
of our common stock outstanding and no shares of preferred stock outstanding.

     Common Stock

     As a holder of our common stock, you will be entitled to one vote for each share in the election of directors and in all other matters to be voted on by the shareholders. There is no cumulative voting in the election of directors. Our by-laws require that only a majority of the issued and outstanding shares of common stock must be represented to constitute a quorum and to transact business at a shareholders meeting.

     You will be entitled to receive dividends if the Board of Directors declares dividends. In the event that CRSI Group is liquidated or dissolved, you will receive a distribution, on a per share basis, of any assets remaining after payment of all liabilities and any preferential payments that must be made to preferred shareholders, if any. You will have no preemptive or conversion rights and you will not be subject to any calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock.

     Preferred Stock

     The Board of Directors is authorized to issue the preferred stock in one or more classes, and to designate the preferences, limitations, and relative rights of each class. The authority given to the Board of Directors permits the Board to issue preferred stock with voting rights and liquidation rights superior to those of the holders of common stock, if the Board believes such an issuance would be in the best interest of CRSI Group.

     Market for the Common Stock

     Our common stock is listed for quotation on the Pink Sheets under the trading symbol "CRSX." The following table sets forth the bid prices quoted for our common stock on the Pink Sheets during the last ten calendar quarters.


                                         Bid
                                --------------------
Period:                            High       Low
                                  ------     -----
Jan. 1, 2003 - Mar. 31, 2003     $   .01    $  .01
Apr. 1, 2003 - June 30, 2003     $   .01    $  .01
July 1, 2003 - Sep. 30, 2003     $   .01    $  .01
Oct. 1, 2003 - Dec. 31, 2003     $   .01    $  .01

Jan. 1, 2004 - Mar. 31, 2004     $   .01    $  .01
Apr. 1, 2004 - June 30, 2004     $   .02    $  .01
July 1, 2004 - Sep. 30, 2004     $   .02    $  .01
Oct. 1, 2004 - Dec. 31, 2004     $   .02    $  .01

Jan. 1, 2005 - Mar. 31, 2005     $   .04    $  .01
Apr. 1, 2005 - June 30, 2005     $  2.00    $  .04


     Our shareholders list contains the names of 533 registered stockholders of record of the Company's Common Stock. Based upon information from nominee holders, the Company believes the number of owners of its Common Stock exceeds 600.

Registrar and Transfer Agent

     The Registrar and Transfer Agent for the common stock is:

                     Interwest Transfer Company, Inc.
                     1981 East 4800 South, Suite 100
                        Salt Lake City, UT 84117
                        Telephone: (801) 272-9294
                           Fax: (801) 277-3147


                      MANAGEMENT'S PLAN OF OPERATION

     You should read the following discussion in conjunction with our Financial Statements and the notes to the Financial Statements, which appear at the end of this prospectus. A summary of the Financial Statements appears in the Prospectus Summary at the beginning of this prospectus.

     Before the end of 2005, CRSI plans to initiate its international recruit ment of nurses, to develop its training facilities in the U.K., and to make its first placements. To meet that schedule, we will have to acquire or develop each of the core proficiencies that our business will require. Our financial resources, therefore, will be dedicated during the next few months to the following:

     * INITIATION OF RECRUITMENT. To obtain a pool of qualified nursing applicants, we will retain agents in each "source country" from which we expect to recruit personnel. We will also invest in advertising and promotions in professional journals and other media that are directed to health care professionals in the source countries.

     * ORGANIZATION OF IMMIGRATION INFRASTRUCTURE. To enable us to trans-port large groups of nurses internationally for employment purposes, we are organizing a cadre of lawyers and immigration specialists.

     * ESTABLISHMENT OF TRAINING FACILITY. We are currently negotiating with a nursing school in the U.K., and anticipate that that school or another will provide the professional training necessary to our project. In addition, we must retain qualified language specialists to help our nurses achieve the facility with English necessary for a health care professional in the U.S. or the U.K.

     * INITIATION OF TRAINING. It will be crucial to the success of our business that our initial placements be successful. Therefore we must make a substantial investment in nursing personnel, incurring both the transportation costs, training expenses, and support expense necessary in order to make our nurses ready for a U.S. or U.K. placement.

     * IMPLEMENTATION OF MANAGEMENT SYSTEMS. The recruitment, training and placement of large numbers of nurses will require that we have operational a sophisticated array of data retention and processing systems. These systems will have to be networked internationally to be available for our personnel around the globe. The cost of implementing these systems alone will be substantial, and will be augmented by the cost of training our affiliated personnel to use the systems properly.

     * ORGANIZATION OF U.K. OFFICE. Currently our offices are located entirely in the U.S., although a large part of our business takes place in the U.K. In the coming months we will establish a fully-staffed and equipped office in the U.K., which will be the base for our European recruitment efforts and our U.K. training program.

     Each of these initiatives will require substantial capital to accomplish. For that reason we are actively negotiating with established placement agencies in the U.K. and U.S. We are seeking to acquire one or more agencies that already possess some of these proficiencies, either in whole or in part. In the alternative, we are exploring alliances with established agencies that can provide us the required proficiencies. In this manner, we hope to rapidly achieve the level of operations needed to implement our business plan, and minimize the capital we must invest up front.

     Our efforts to build our business by acquisitions will not provide us all of the elements needed for initial success. We anticipate that, at a minimum, we will require $2 million in capital in order to properly implement our business plan. Substantially more will be required if our efforts to acquire existing business operations is unsuccessful. For that reason, management is currently actively seeking capital. Obtaining that capital will probably require that we issue a significant number of shares of our equity stock.

     To date we have sustained our business operations with only modest capital. During CRSI's first nine months of operations its founder, Jeremy Feakins, contributed $89,000 to CRSI and made additional loans to enable CRSI to initiate its operations. The net balance of the loan account at June 30, 2005 was $46,702. CRSI also obtained $415,000 by selling common stock to five private investors, four of whom are Selling Shareholders in this prospectus. The funds were used primarily to pay the expenses incurred as Mr. Feakins organized the network of institutional relationships that are the foundation for CRSI's business plan. Included in the expenses recorded on Abcor's statement of operations since inception is $200,403 in salary to Mr. Feakins and CRSI's Executive Vice President, Ytzik Aranov. All but $25,000 of those salaries has been accrued and included in "Accrued Expenses" on CRSI's balance sheet at June 30, 2005.

     At June 30, 2005 CRSI had $212,785 in cash remaining on hand, representing the remainder of the proceeds of its private placement of common stock. It had $226,616 in current liabilities, producing a working capital deficit of ($13,831). In its report on CRSI's financial statements for the year ended December 31, 2004, the Company's auditor stated that there was substantial doubt as to its ability to continue as a going concern. However, almost all of CRSI's current liabilities are owed to Mr. Feakins, who will not demand payment until CRSI has sufficient funds. The working capital deficit was not, therefore, threatening.

     The implementation of CRSI's business plan will require substantial additional capital. For that reason, management is actively soliciting additional equity investment. It has not, however, received financing commitments from anyone at this time.

Off-Balance Sheet Arrangements

     We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.

Critical Accounting Policies and Estimates

     In preparing our financial statements we are required to formulate working policies regarding valuation of our assets and liabilities and to develop estimates of those values. In our preparation of the financial statements for 2004, there was only one estimate made which was (a) subject to a high degree of uncertainty and (b) material to our results. That was the determination, detailed in Note 1 to the Financial Statements for 2004, that we should record a valuation allowance for the deferred tax asset created by our net operating loss carryforward. The primary reason for the determination was our lack of certainty as to if and when CRSI would commence profitable operations.

     We have made no material changes to our critical accounting policies in connection with the preparation of financial statements for 2004.


                                  BUSINESS

     Our Business Plan

     We are developing Care Recruitment Solutions International, Inc. ("CRSI") to engage in the business of international recruitment and placement of health care professionals. CRSI's business plan contemplates that CRSI will recruit experienced nurses and other medical staff from selected countries in which the supply of nurses exceeds the demand for nurses ("Source Countries"). We will then provide our recruits with the additional professional training and language skills needed to gain employment in our Target Countries. Our "Target Countries" will include the U.S., the U.K. and other countries in which the demand for nurses exceeds the available supply. We will contract with health care providers in the Target Countries and provide them personnel for a per-placement fee.

     We are currently engaged in developing relationships in a number of Source Countries that will facilitate our recruitment of nurses from those countries. We have determined that each of the following countries meets our criteria for a Source Country - i.e. an excess of trained nurses over demand for nurses:

     Western Europe        Eastern Europe           Scandanavia
     --------------        --------------           -----------
     The Netherland        Hungary                  Finland
     Ireland               Romania                  Sweden
     Germany               Lithuania
                           Czech Republic
                           Slovak Republic

     At present we are recruiting on-site agents in each of those countries. These agents will implement our recruiting programs, which will consist of advertising and promotions in medical journals and other media directed at participants in the health care industry.

     Once we have recruited a nurse in a Source Country, we will transport him or her to the U.K. for training. Our plan is that each of our nurses will be fully-credentialed prior to assuming employment in the U.S. This policy will give us a significant competitive advantage over other placement agencies, who pass to the employer the risk that the foreign-trained nurses they retain will fail the licensing exams required for certification in the U.S. and U.K. Instead we intend to retain the services of a nurse training institution in the U.K. to enable our recruits to obtain full licensure.
In addition, as necessary, we will provide language training to give our recruits the communication skills necessary for success in the health care field. Our goal is to become known as a source for nurses whose presence will upgrade their new employment environment. We believe that health care providers will pay a premium fee if they have assurance of a professional of the highest quality.

     While CRSI is training nurses in the U.K., CRSI will utilize the services of these nurses immediately. We are developing relationships in the U.K. with nursing and care staffing agencies that will use the services of our recruits while they are in training. In this manner we expect to allay a substantial portion of the expenses attendant to transporting, training and supporting our nurse recruits.

     Our initial "Target Countries" will be the U.S. and the U.K. The American Hospital Association recently reported that there are 126,000 vacancies for nurses in the U.S. at this time. In 2002 the U.S. Labor Department predicted that by 2012 the supply of trained nurses in the U.S. will fall short of the demand for nurses by one million nurses. The U.K. faces a similar, if less dramatic, shortfall in the supply of nurses. These two countries are also advantageous Targets because in both of them the health care system is increasingly centralized. Both hospitals and out-patient services are increasingly controlled by large organizations with national reach. We can negotiate a major placement with one of these organizations far more efficiently than negotiating with a plethora of small, independent providers.

     Existing Contracts

     CRSI obtained its first placement agreement in April 2005. Personal Touch Home Care, Inc. is a New York-based health care provider that employs medical personnel throughout the United States. Our contract with Personal Touch Home Care provides for a minimum annual placement of 150 nurses throughout the five year term of the contract. Personal Touch Home Care is required to pay us a total fee of $17,500 for each nurse placed in a Personal Touch facility. The contract may be terminated by either party on
90 days notice.   CRSI expects to initiate placements under the contract
near the end of 2005.

     CRSI has also recently obtained the right to place 220 Indian nurses by contracting with a placement agency in Philadelphia that had recruited the 220 nurses. The placement agency found itself unable to efficiently obtain visas for the nurses, and recently turned to CRSI for assistance. CRSI is now organizing the team that will be responsible for obtaining approval of the nurses entry into the U.S. from the immigration authorities. Once we have obtained visas for the recruits, we expect to quickly place them in employment positions with health care providers in
the US.   We expect to be able to negotiate fees for these placements approximating the fees under our contract with Personal Touch Home Care.

     Competition

     Currently, a small number of medical recruitment agencies in a number of developed countries are bringing foreign-trained nurses to their countries. Typically, the foreign nurse signs an employment agreement with the agency for an extended period of time. The agency then hires these nurses out to hospitals on a per diem or traveling nurse arrangement, often at exorbitant rates. These arrangements cause resentment in the nursing community, and undercut efforts to develop loyalty and motivation in the nurses. Even those organizations that offer 'nurse recruitment consultancy' services, tend to promote temp-to-perm services rather than work alongside a Hospital Director of Nursing on a long term nurse staffing plan.

     In the U.S. currently, 47% of foreign trained nurses fail the licensing exam (the "NCLEX-RN") after arrival in the USA. This situation causes significant problems for the employer who may find an unqualified nurse on their payroll. CRSI intends to place only nurses who have already passed the NCLEX-RN. We believe this policy, albeit cost-intensive, will give us a major competitive advantage. We are not aware of any other placement company that offers comparable assurances to its clients.

     World Nursing Corps

     World Nursing Corps ("WNC") is a wholly-owned subsidiary of CRSI.
Our plan is to develop WNC as a global resource and support organization to provide a compassionate support system for WNC Member Nurses placed in a new country. Free membership in WNC will be limited to staff that passes through CRSI's recruiting process and have been approved and placed in a position in a Target Country. Other levels of membership will be available to all nurses worldwide, for a token membership fee.

     We expect to commence recruiting nurses to the World Nursing Corps early in the Fall of 2005. Our plan is that, by June 2006, WNC will offer its members a full menu of services and support programs, including:

     *   Representation globally to support nurses in Target Countries
     * Immigration assistance for nurses and welcoming "Ambassadors" in Target Countries
     *   Relocation support (apartment rentals, moving, licensing, etc.)
     * Social activities and continuous communications with other WNC members
     * Global Advocacy and Ombudsman services for nurse issues and consciousness-raising

     *   WNC "Buddy System" mentoring with local nurses and families
     *   WNC Programs including:

             -   A branded WNC Credit Card
             -   Financial services (banking, insurance, mortgage, car
                  leasing, etc.)
             -   Cell phone program, subscriptions
             -   Uniform purchases
             -   Travel services
             -   Continuing education
             -   Health benefits (including Vision, Dental etc)
             -   Legal resources

     Our ambition is that WNC members will display their WNC emblem on their uniforms wherever they serve, as a badge of honor and sign of belonging to an elite membership of internationally-recognized health care professionals. If we achieve that goal, our efforts to recruit nurses into the CRSI program will be considerably eased.

     Insurance

     CRSI has purchased a property, liability and general business insurance policy to protect it against claims arising from its placement business. The policy provides insurance coverage of between $300,000 for fire damage and $2,000,000 for general business coverage. CRSI has also purchased directors and officers liability insurance, and will soon acquire an errors and omissions policy.

     Employees

     CRSI Group and its subsidiaries currently have three employees, including the President and Executive Vice President of CRSI. We also utilize the services of four part-time interns. None of our employees are members of a union.

     Realty

     The executive officers of CRSI Group are located at 826 Broadway, New York, NY. Our lease is expires in October 2005. It requires that we pay $2,500 per month.


                                 MANAGEMENT

     The sole officer and director of the Company, as well as the Executive Vice President of our principal subsidiary, are identified in the following table. Directors serve until the next annual meeting of shareholders and until their successors are elected and qualify. Officers serve at the pleasure of the Board of Directors.

                                                                    Director
Name                     Age        Position with the Company       Since
------------------------------------------------------------------------------
Jeremy P. Feakins        51         Chairman, Chief Executive        2005
                                     Officer, Chief Financial
                                     Officer

Ytzik K. Aranov          51         Executive Vice President            -
                                     of Care Recruitment Solutions
                                     International, Inc.

     Jeremy P. Feakins founded CRSI in October 2004, and has been primarily responsible for the development of its business. From 1989 to the present, Mr. Feakins has served as founder and Chairman of Medical Technology & Innovations, Inc. (New York, NY), which developed and marketed the first-to-market vision screening system for young, preverbal or difficult to screen children. From 2002 until 2004 Mr. Feakins was also employed as a Managing Member of Steridyne Industries, LLC., an importer of medical devices. Steridyne filed for a Chapter 7 liquidation in bankruptcy in December 2004 after Hurricanes Francis and Charley damaged Steridyne's warehouse in Florida and destroyed its inventory. Since 1995, Mr. Feakins has also served as Chairman of International Investment Partners, Ltd. (Dublin, Ireland), a venture capital and management consulting firm. Mr. Feakins received his initial training in personnel logistics while serving in the Secretariat Branch of the Royal Navy from 1969 to 1976. Mr. Feakins received a Diploma in Accounting from the Royal Navy Secretarial and Accounting College.

     Ytzik K. Aranov has been employed as the Executive Vice President of CRSI since April 2005. In that position he has primary responsibility for managing the logistics of the Company's international business affairs. From 2004 until he joined CRSI, Mr. Aranov was the Managing Director of Ash Capital Partners, Inc., a New York-based boutique investment banking firm that focused on businesses in the life sciences and health care industries. From 2002 to 2004 Mr. Aranov was a Managing Director - Capital Markets for Wellfleet Partners LLC, a merchant/investment banking firm in New York City. From 1999 until 2002 Mr. Aranov served as Managing Director - Capital Markets for ITF Global Partners, an equity fund that invested in the life sciences and health care fields. Mr. Aranov holds a CSAA degree in computer science from Midrasha LeMinhal in Tel Aviv and a P.D. in systems analysis from UCLA.

Audit Committee; Compensation Committee

     The Board of Directors of CRSI Group does not have an audit or a compensation committee. The Board of Directors also does not have an audit committee financial expert. The Board of Directors has not yet recruited an audit committee financial expert to join the Board of Directors because the Company has only recently commenced operations.

Code of Ethics

     The Company does not have a written code of ethics applicable to its executive officers. The Board of Directors has not adopted a written code of ethics because there are so few members of management.

Executive Compensation

     This table itemizes the compensation we paid to Jeremy P. Feakins,
who served as our Chief Executive Officer during 2004.   There was no other
officer whose salary and bonus for services rendered during the year ended December 31, 2004 exceeded $100,000.

                                      Compensation
                                 Year    Salary
                                 ---- ------------
     Jeremy P. Feakins.......    2004    $0*

     ____________________________________

     * CRSI accrued $50,403 in unpaid salary due to Mr. Feakins for services in 2004.

     Employment Agreements

     Jeremy Feakins. CRSI's employment agreement with Mr. Feakins terminates in October 2009. CRSI has committed to pay Mr. Feakins an annual base salary of $250,000 (with annual increases of 25%) plus 8% of CRSI's EBITDA. Mr. Feakins can opt to receive his salary in cash or by issuance of CRSI Group common stock at 50% of the market price. CRSI reimburses Mr.
Feakins' automobile expenses, up to $2,500 per month.  CRSI also granted
Mr. Feakins an option (subsequently assumed by CRSI Group) to purchase 150,000 shares of CRSI Group common stock at $.55 per share.

     Ytzik Aranow. CRSI's employment agreement with Mr. Aranow terminates on December 31, 2008. CRSI has committed to pay Mr. Aranow an annual base salary of $175,000 (with annual increases of 12%). Mr. Aranow can opt to receive his salary in cash or by issuance of CRSI Group common stock at 50% of the market price. CRSI also issued to Mr. Aranow 539,877 CRSI Group common shares in June 2005, and has committed to issue to him additional shares equal 1.99% of CRSI Group's outstanding shares whenever CRSI Group achieves annual revenues of $6.6 million or more.

     Compensation of Directors

     Each of our directors receives a fee of $1,000 per month for services as a director plus a fee of $500 for each meeting he or she attends.

     Equity Grants

     The following tables set forth certain information regarding the stock options acquired by the Company's Chief Executive Officer during the year ended December 31, 2004 and those options held by him on December 31, 2004.

                   Option Grants in the Last Fiscal Year

                           Percent                         Potential
                           of total                        realizable
             Number of     options                         value at assumed
             securities    granted to                      annual rates of
             underlying    employees  Exercise             appreciation of
             option        in fiscal  Price     Expiration for option term
Name         granted       year       ($/share) Date          5%     10%
----------------------------------------------------------------------------
J. Feakins       0           N.A.       N.A.       N.A.       0       0


                    Aggregated Fiscal Year-End Option Values

              Number of securities underlying  Value of unexercised in-the-money
              unexercised options at fiscal    options at fiscal year-end ($)
Name          year-end (#) (All exercisable)   (All exercisable)
--------------------------------------------------------------------------------
Jeremy Feakins          0                      0


Related Party Transactions

     On October 18, 2004, CRSI issued to Jeremy Feakins, its founder, 8,900,000 shares of common stock to reimburse him for an aggregate of $89,000 of start-up costs that he incurred and office furniture and equipment that he purchased prior to CRSI's incorporation. The stock was valued at the historical cost of the start-up costs incurred and the office furniture and equipment purchased.

Limitation of Liability and Indemnification

     Florida corporation law provides that our directors and officers may be indemnified by us, at the discretion of our Board of Directors, against liabilities arising from their service as directors and officers. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.



                          PRINCIPAL SHAREHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our voting stock as of the date of this prospectus by the following:

     * each shareholder known by us to own beneficially more than 5% of either class of our voting stock;

     *  Jeremy Feakins;

     *  each of our directors; and

     *  all directors and executive officers as a group.

     There are 21,357,817 shares of our common stock outstanding on the date of this prospectus. Except as otherwise indicated, we believe that the beneficial owners of the voting stock listed below have sole voting power and investment power with respect to their shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

     In computing the number of shares beneficially owned by a person and the percent ownership of that person, we include shares of voting stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days. We do not, however, include these "issuable" shares in the outstanding shares when we compute the percent ownership of any other person.

                           Amount and
                           Nature of
Name and Address           Beneficial          Percentage
of Beneficial Owner(1)     Ownership           of Class
------------------------------------------------------------------
Jeremy P. Feakins          9,445,912               44.2%

All officers and
 directors (1 person)      9,445,912               44.2%

George Faris               3,635,000 (1)           17.2%

Donald Rynne               2,000,000                9.4%

SGT, Ltd.(2)               2,000,000                9.4%

Dale B. Finfrock, Jr.      1,382,824                6.5%
     _________________________________________

     (1)    Includes 1,000,000 shares owned by Mr. Faris' spouse.
     (2) Ghassan Saab controls the voting and disposition of the shares owned by SGT, Ltd.

Equity Compensation Plan Information

  The information set forth in the table below regarding equity compensation plans (which include individual compensation arrangements) was determined as of December 31, 2004.

                           Number of          Weighted      Number of
                           securities to      average       securities
                           be issued          exercise      remaining
                           upon exercise      price of      available
                           of                 outstanding   for future
                           outstanding        options,      issuance
                           options,           warrants      under equity
                           warrants and       and           compensation
                           rights             rights        plans
------------------------------------------------------------------------
Equity compensation plans
approved by security
holders..............            0               --             0


Equity compensation plans
not approved by security
holders*.............            0               --             0
                            ------           ------        ------
Total..............              0               --             0


                             SELLING SHAREHOLDERS

     The table below lists the selling shareholders and other information regarding the beneficial ownership of our common stock by the selling shareholders. Mr. Lana and Vantage Industries, Inc. received their shares from CRSI Group for consulting services. George Faris received 700,000 of his shares for consulting services. The remainder of the shares being offered were purchased in April 2005 from CRSI Group in a private placement.

                     Shares Owned Prior                     Shares Owned
Name                 To the Offering     Shares Offered    After the Offering
------------------------------------------------------------------------------
George Faris              2,645,000           2,645,000               0
Claudia Faris               990,000             990,000               0
Ron Faris                    15,000              15,000               0
Danielle Faris               15,000              15,000               0
Donald Rhyne              2,000,000           2,000,000               0
SGT, Ltd.                 2,000,000           2,000,000               0
Vantage Industries, Inc.    150,000             150,000               0
Angel Lana                  120,000             120,000               0
Frank Habicht                65,280              65,000             280
Nancy Murdock                50,046              48,000           2,046
TVI Capital Corporation     122,490              45,000          77,490
DBA Marketing, Inc.          31,050              30,000           1,050
Jean Ford                    30,000              30,000               0
Morgan Warren                30,000              30,000               0

Martin Molema                20,000              20,000               0
Bruce McAllister             15,600              15,000             600
Keith Skivington             14,576              14,000             576
Robert Duke                  10,000              10,000               0
Jolyon Stern                 10,000              10,000               0
Frank Petito                 10,000              10,000               0
Toufic Smayra                 5,000               5,000               0
Jane Kreusler                 3,100               3,000             100

     None of the Selling Shareholders had any relationship with CRSI Group within the past three years except (a) as an investor in the shares offered in this prospectus and (b) the following relationships:

     George Faris. CRSI Group is party to a Consulting Agreement with Dr. Faris dated June 3, 2005. The Agreement provides that Mr. Faris will consult with management of CRSI Group regarding business opportunities, corporate governance and corporate structure, including the reverse merger of CRSI into CRSI Group. The Agreement terminates on December 3, 2005. In compensation for his consulting services, CRSI Group issued 700,000 shares to Mr. Faris and agreed to include those shares in this prospectus.

     Vantage Industries, Inc.. Vantage Industries provided consulting services to CRSI in connection with its reverse merger into CRSI Group. In April 2005 CRSI Group issued the shares that Vantage Industries is offering in this prospectus as compensation for its services.

     Angel Lana. Mr. Lana is a certified public accountant, who has provided bookkeeping and accounting services to CRSI Group for over ten years. In June 2005 CRSI Group issued the shares that Mr. Lana is offering in this prospectus as compensation for his services.

     TVI Capital Corporation.  TVI Capital Corporation is controlled by
Dale B. Finfrock, Jr. Mr. Finfrock was the majority shareholder and sole member of the Board of Directors of CRSI Group from 1995 until June 30, 2005, when CRSI Group acquired Care Recruitment Solutions International, Inc.

Plan of Distribution

     The selling shareholders may sell shares from time to time in public transactions or in private transactions, at prevailing market prices or at privately negotiated prices, including, but not limited to, one or more of the following types of transactions:

     *  ordinary brokers' transactions;
     *  transactions involving cross or block trades
     * purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

     * "at the market" to or through market makers or into an existing market for our common stock;
     * in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
     * through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
     * in privately negotiated transactions; or to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders may also sell shares short and deliver the shares to close out the short position. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealers of the shares, which the broker-dealer may resell using this prospectus. The selling shareholders may also pledge the shares to a broker-dealer and, upon a default, the broker or dealer may effect sales of the pledged shares using this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts, or concessions from selling shareholders in amounts to be negotiated in connection with the sale. The selling shareholders and any participating brokers or dealers will be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters whom the selling shareholders may select, or any broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters that the selling shareholders may select or by any broker or dealer acting as principal or agent for the selling shareholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such broker or dealer.

     We have advised the selling shareholders that, during any time when they are engaged in a distribution of the shares, they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     We will not receive any of the proceeds from the selling shareholders' sale of their common stock.

                                LEGAL MATTERS

     The validity of the common stock which the selling shareholders are selling by means of this prospectus has been passed upon by our counsel, Robert Brantl, Esq., 322 Fourth Street, Brooklyn, New York 11215.

                                   EXPERTS

     The financial statements of Care Recruitment Solutions International, Inc. for the period from October 18, 2004 to December 31, 2004 included in this prospectus and in the registration statement have been audited by Webb & Company, P.A., independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                            ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits and schedules, under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. In particular, the statements in this prospectus regarding the contents of contracts, agreements or other documents are not necessarily complete. You can find further information about us in the registration statement and the exhibits and schedules attached to the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Commission, which may assist you in understanding our company.

     You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

     We do not currently send annual reports to our shareholders, due to the expense involved. Until our resources permit, we do not expect to send annual reports unless we are soliciting proxies for an annual meeting of shareholders. You may, however, obtain a copy of our annual or our quarterly report to the Commission by writing to us at our executive offices.
                                    -20-

                       INDEX TO FINANCIAL STATEMENTS

CARE RECRUITMENT SOLUTIONS INTERNATIONAL, INC.

Audited Financial Statements for Period from October
18, 2004 (Date of Inception) to December 31, 2004
--------------------------------------------------------       Pages
Report of Independent Registered Public Accounting Firm         F-1
Balance Sheet                                                   F-2
Statement of Operations                                         F-3
Statement of Changes in Shareholders' Deficiency                F-4
Statement of Cash Flows                                         F-5
Notes to Financial Statements                                   F-6

CRSI GROUP, INC.

Unaudited Financial Statements for the Six Months Ended
June 30, 2005 and Period from October
18, 2004 (Date of Inception) to June 30, 2005
--------------------------------------------------------
Consolidated Condensed Balance Sheet                           F-10
Consolidated Condensed Statements of Operations                F-11
Consolidated Condensed Statements of Cash Flows                F-12
Notes to Consolidated Condensed Financial Statements           F-13



REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Care Recruitment Solutions International, Inc.
 (A Development Stage Company)

We have audited the accompanying balance sheet of Care Recruitment Solutions International, Inc. (A Development Stage Company) as of December 31, 2004, and the related statements of operations, changes in stockholder's deficiency and cash flows for the period October 18, 2004 (inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Care Recruitment Solutions International, Inc. ( A Development Stage Company) as of December 31, 2004 and for the period from October 18, 2004 (inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company is in the development stage with no operations, has a negative cash flow from operations of $90,540, has had recurring losses since inception and has an accumulated deficit of $190,476. This raises substantial doubt about its ability to continue as a going concern. Management's plans concerning this matter are also described in Note 6. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



WEBB & COMPANY, P.A.

Boynton Beach, Florida
June 22, 2005
                                                                F-1

               CARE RECRUITMENT SOLUTIONS INTERNATIONAL, INC.
                       (A DEVELOPMENT STAGE COMPANY)
                              BALANCE SHEET
                            DECEMBER 31, 2004

ASSETS

 Current Assets:
  Cash and cash equivalents                     $   39,318
                                                  --------
  Total Current Assets                              39,318

 Fixed Assets:
  Furniture and equipment                           50,230
  Less: Accumulated depreciation                    (2,002)
                                                  --------
  Fixed Assets, net                                 48,228

  Total Assets                                  $   87,546
                                                  ========
LIABILITIES & SHAREHOLDERS' DEFICIENCY

 Liabilities:
  Current Liabilities:
   Accrued expenses                             $   51,984
   Shareholder loan                                 82,038
                                                  --------
  Total Liabilities                                134,022

 Shareholders' Deficiency:
   Common Stock; $0.01 par value, 10,000,000
     shares authorized, issued and outstanding     100,000
   Additional Paid-In Capital                       44,000
   Deficit accumulated during the development
    stage                                         (190,476)
                                                  --------
  Total Shareholders' Deficiency                   (46,476)
                                                  --------
  Total Liabilities and Shareholders'
   Deficiency                                   $   87,546
                                                  ========

The accompanying notes are an integral part of these financial statements.

               CARE RECRUITMENT SOLUTIONS INTERNATIONAL, INC.
                      (A DEVELOPMENT STAGE COMPANY)
                         STATEMENT OF OPERATIONS
 FOR THE PERIOD FROM OCTOBER 18, 2004 (DATE OF INCEPTION) TO DECEMBER 31, 2004

Revenues                                $        -
Cost Of Revenues                                 -
                                         ---------
Gross Profit                                     -
                                         ---------
Operating expenses:
 Executive salary                           50,403
 Consulting fees                            36,191
 Travel and promotion                       65,009
 General and administrative                 38,542
                                         ---------
Total Operating Expenses                   190,145
                                         ---------

Total Operating Loss                      (190,145)

Other income (loss)
 Interest expense                             (331)
                                         ---------
Loss Before Provision for Income Taxes    (190,476)

Provision for Income Taxes                       -
                                         ---------
Net loss                                $ (190,476)
                                         =========
Basic and diluted net loss per
 weighted common shares outstanding     $  (0.0195)
                                         =========
Weighted average shares used in
 computing basic and diluted net loss
 per common share                        9,748,000
                                         =========

The accompanying notes are an integral part of these financial statements.

                CARE RECRUITMENT SOLUTIONS INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE COMPANY)
               STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIENCY
 FOR THE PERIOD FROM OCTOBER 18, 2004 (DATE OF INCEPTION) TO DECEMBER 31, 2004





                                                            DEFICIT
                        COMMON                            ACCUMULATED
                        STOCK            ADDITIONAL       DURING THE
                  Number Of                 PAID-IN       DEVELOPMENT
                  Shares        Amount      CAPITAL          STAGE        TOTAL
-------------------------------------------------------------------------------
Beginning balance          -  $       -   $       -      $        -    $      -

Shares issued on
 10/18/2004 to
 founder for
 start-up costs,
 furniture and
 equipment
 ($0.01 per
  share)           8,900,000     89,000           -               -      89,000

Shares issued on
 10/27/2004 for
 consulting
 services ($0.05
 per share)          100,000      1,000       4,000               -       5,000

Shares issued on
 11/05/2004 for
 cash ($0.05 per
 share)            1,000,000     10,000      40,000               -      50,000

Net loss                   -          -           -        (190,476)   (190,476)
                  -------------------------------------------------------------
Balance, December
 31, 2004         10,000,000   $100,000    $ 44,000      $ (190,476)  $ (46,476)
                  ==========    =======     =======        ========    ========








The accompanying notes are an integral part of these financial statements.

                 CARE RECRUITMENT SOLUTIONS INTERNATIONAL, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF CASH FLOWS
 FOR THE PERIOD FROM OCTOBER 18, 2004 (DATE OF INCEPTION) TO DECEMBER 31, 2004


CASH FLOWS USED BY OPERATING ACTIVITIES
   Net Loss                                   $  (190,476)

ADJUSTMENTS TO RECONCILE NET LOSS TO NET
 CASH USED BY OPERATING ACTIVITIES:
  Depreciation                                      2,002
  Common stock issued for services                  5,000
  Common stock issued to founder for
   start-up costs                                  40,950
  Increase in accrued expenses                     51,984
                                                ---------
 NET CASH USED BY OPERATING ACTIVITIES            (90,540)
                                                ---------
CASH FLOWS USED BY INVESTING ACTIVITIES
 Purchase of fixed assets                          (2,180)
                                                 --------
 NET CASH USED BY INVESTING ACTIVITIES             (2,180)
                                                 --------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
 Shareholder loans                                 82,038
 Proceeds from common stock issuance               50,000
                                                 --------
 NET CASH PROVIDED BY FINANCING ACTIVITIES        132,038
                                                 --------

NET INCREASE IN CASH                               39,318

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD        _
                                                 --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD      $  39,318
                                                 ========

Supplemental disclosure of cash flow
 information:
 Cash paid during the period for interest       $       -
                                                 ========

Cash paid during the period for income taxes    $       -
                                                 ========

Supplemental schedule of non-cash investing
 and financing activities:
 Stock issued to founder for office furniture
  and equipment                                 $  48,050
                                                 ========



The accompanying notes are an integral part of these financial statements.

               CARE RECRUITMENT SOLUTIONS INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Care Recruitment Solutions International, Inc. (the Company), was organized under the laws of the State of Florida on October 18, 2004. The Company is a development stage enterprise and intends to primarily provide international recruiting, placement and staffing of nurses to hospitals and other health care agencies.

Activities during the development stage include development of a business plan, obtaining financing and effecting a merger or acquisition.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of the balance sheet date.

Fixed Assets - Furniture and Equipment:

Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over five years which is the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred.

Income Taxes:

The Company accounts for income taxes in accordance with the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns. A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized. The income tax provision shown on the accompanying statement of operations is zero since the deferred tax asset generated from the net operating loss is offset in its entirety by the valuation allowance.

As of December 31, 2004, the Company had an $188,720 net operating loss carryforward ("NOL") expiring in December 31, 2024. A deferred tax asset of $67,231 comprised of $56,851 for federal income taxes and $10,380 for state income taxes has been reserved by a valuation allowance to account for the potential benefit of the NOL.

Net Loss Per Common Share:

Basis and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share." The Company did not have any common share equivalents at December 31, 2004.

Segment Information

The Company operates in one segment and therefore segment information is not presented.
                                                                F-6

               CARE RECRUITMENT SOLUTIONS INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

Stock-Based Compensation

The Company applies Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations, in accounting for stock warrants issued to employees. Under APB No. 25, employee compensation cost is recognized when estimated fair value of the underlying stock on date of grant exceeds the exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies Statements of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock warrants at the grant date using the Black-Scholes option pricing model.

Recent Accounting Pronouncements

Statement of Financial Accounting Standards ("SFAS") No. 154, "Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3 "; ("SFAS") No. 151, "Inventory Costs-an amendment of ARB No. 43, Chapter 4"; SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions-an amendment of FASB Statements No. 66 and 67"; SFAS No. 153, "Exchanges of Non-monetary Assets-an amendment of APB Opinion No. 29"; and SFAS No. 123 (revised 2004), "Share-Based Payment", do not have applicability to the Company's operations nor any impact on the Company's financial statements.

NOTE 2 - LOANS FROM SHAREHOLDER

The Company's founder advanced funds to the Company throughout the period from the Company's inception to December 31, 2004. These loans are unsecured, payable upon demand, and bear interest at 3% per annum. As of December 31, 2004, the Company owes the shareholder $82,038. Interest expense of $331 related to this loan is presented in the statement of operations and said amount has been accrued an included as a liability in the balance sheet.

NOTE 3 - RELATED PARTY TRANSACTIONS

The Company entered into related party transactions as disclosed in Notes 2, 4 and 5.

NOTE 4 - COMMON STOCK ISSUANCES

Common stock issuances from October 18, 2004 (inception) to December 31, 2004 were as follows:

     i. On October 18, 2004 (date of inception), the Company issued its founder 8,900,000 shares of common stock to reimburse him for an aggregate of $89,000 of start-up costs incurred and office furniture and equipment purchased by the founder prior to the Company's incorporation. The stock was valued at the historical cost of the start-up costs incurred and the office furniture and equipment purchased.

     ii. On October 27, 2004, the Company issued 100,000 shares of common stock for consulting services pursuant to a short-term consultant agreement related to the Company's entrance into the foreign trained nurse recruitment business. The services were recorded in the statement of operations for $5,000 based on the negotiated cash offering price of the common stock ($0.05 per share). The consulting agreement was scheduled to expire upon the rendering of the aforementioned services. The Company deemed that as of December 31, 2004, the consultant earned the 100,000 issued shares for services rendered.

     iii. On November 5, 2004, the Company issued 1,000,000 shares of common stock for cash of $50,000 ($0.05 per share).

                                                                F-7

               CARE RECRUITMENT SOLUTIONS INTERNATIONAL, INC.
                       (A DEVELOPMENT STAGE COMPANY)
                       NOTES TO FINANCIAL STATEMENTS

NOTE 5 - COMMITMENTS

Employment Agreement

The Company hired its founder as Chief Executive Officer (CEO) and president pursuant to the terms of an employment agreement effective October 19, 2004. The term of the agreement is for five years with annual renewal options thereafter. The annual base salary is $250,000 with annual increases of 25% and an annual bonus equal to 8% of EBITDA. The CEO has the option of receiving the bonus in cash, common stock at a 50% discount, or a combination of both. The statement of operations includes executive salary of $50,403 pursuant to the employment agreement and said amount is included in the balance sheet as a liability in the category of accrued expenses.

Lease - Office Premises

The Company executed a lease effective October 18, 2004 with an entity affiliated with the Company's founder, for use of its office premises. The lease term is for one year with one year annual renewal options thereafter. Monthly base rent is $500. The statement of operations includes in general and administrative expenses $1,250 of rent expense pursuant to the lease term and said amount is included in the balance sheet as a liability in the category of accrued expenses. The future minimum rental payments for the year ended December 31, 2005 is $4,500.

NOTE 6 - GOING CONCERN

The Company is in the development stage with no operations, has a negative cash flow from operations of $90,540, has had recurring losses since inception and has an accumulated deficit of $190,476. Accordingly, there is substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

As more fully discussed in Note 7, subsequent to the Company's year-end, the Company entered into an agreement with an unrelated party for the exchange of 100% of its common stock in a transaction referred to as a "reverse" merger. Management believes that the successful consummation of said agreement can provide the Company with the opportunity to continue as a going concern.

NOTE 7 - SUBSEQUENT EVENTS

(A) The Company amended its articles of incorporation on April 25, 2005 to increase its authorized common shares from 10,000,000 to 30,000,000.

(B) The Company hired a "Senior Vice-President, International Operations" (Executive) pursuant to an employment agreement. The effective date of the agreement was to commence upon the raising of $250,000 of investment capital by the Company, which was achieved on May 7, 2005. The agreement term is for the period from the effective date to December 31, 2008 and, thereafter, shall be automatically extended annually for one year terms unless the Company terminates the agreement upon six months prior notice. The Company shall pay to the Executive an annual base salary of $175,000, with annual increases of 12%. The executive shall be entitled to an annual bonus to be received in cash, common stock at a 50% discount, or a combination of both at the executive's option. The formula for the bonus has not been determined. The Company has also agreed to pay the executive
(1) an amount of the Company's common shares equal to 3% of the then issued and outstanding shares of common stock on the effective date and
(2) a one-time amount of common stock of the Company equal to 1.99% of the then issued and outstanding shares of common stock at such time that the Company has achieved aggregate, consolidated year-to-date revenues of at least $6.6 million.

                                                                F-8

                CARE RECRUITMENT SOLUTIONS INTERNATIONAL, INC.
                        (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO FINANCIAL STATEMENTS

NOTE 7 - SUBSEQUENT EVENTS (CONTINUED)

The agreement also stipulates that the executive will be given the opportunity to participate in any executive employee stock option programs and shall be entitled to purchase stock options at a price equal to the closing bid price of the common shares on the date of the grant and shall be exercisable for a period of ten years. The executive will also be paid "business development fees" in the event the executive identifies a health care organization that the Company places a professional into and when the executive identifies an individual that the Company places into a paying position.

(C) On April 27, 2005, the Company entered into an agreement with an unrelated party (hereinafter referred to as "Abcor") whereby in exchange for 100% of the Company's issued and outstanding common stock, Abcor will issue 17,995,912 of its common shares to the Company. The consummation of the transaction is contingent upon the following conditions:

     i. Abcor has been brought into full compliance with its reporting obligations under the Securities Exchange Act of 1934 and (2) Abcor has filed and mailed to its shareholders a statement complying with the requirements of SEC Rule 14f-1.

     ii. The "closing" of this agreement shall occur ten days after each of the two conditions referred to above have been satisfied. In the event the closing does not occur within 60 days after the date of the agreement, the agreement will terminate and have no further force or effect.

(D) On April 27, 2005, the Company entered into a consulting agreement with an unrelated party, the agreement was amended on May 31, 2005. The amended agreement provides that for a period of two months from the original agreement date, the consultant shall provide the Company with services primarily related to (a) introduction to business opportunities and (b) advice in respect to mergers and acquisitions and corporate governance of public companies. The consultant shall be paid a fee of $35,000 contingent on the closing of the "Abcor" transaction referred to above. The fee shall be payable in the form of 700,000 common shares of the Company valued at $0.05 per share.

(E) On May 7, 2005, the Company completed a private placement memorandum
(PPM) dated April 21, 2005. The Company received $365,000 in exchange for 7,300,000 common stock shares valued at $0.05 per share. The Company is required to file with the Securities and Exchange Commission, no later than September 1, 2005, a registration statement on Form SB-2 that covers the 7,300,000 common stock shares referred to above.

(F) The Company has agreed to issue 270,000 common shares of stock valued at $0.05 per share for consulting services rendered to the Company subsequent to December 31, 2004. No formal consulting agreements were executed and the services rendered were of a short-term nature.

                                                                F-9

                     CRSI GROUP, INC. AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE COMPANY)
               UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEET
                               JUNE 30, 2005

ASSETS
-------

 Current Assets:
  Cash and cash equivalents                           $  212,785
                                                        --------
  Total Current Assets                                   212,785
                                                        --------
 Fixed Assets:
  Furniture and equipment                                 55,958
  Less: Accumulated depreciation                          (7,120)
                                                        --------
  Fixed Assets, net                                       48,838
                                                        --------
  Total Assets                                        $  261,623
                                                        ========

LIABILITIES & SHAREHOLDERS' EQUITY
-----------------------------------

Liabilities:
 Current Liabilities:
  Accrued officer salary                              $  175,403
  Accrued expenses                                         4,511
  Shareholder loan                                        46,702
                                                        --------
  Total Liabilities                                      226,616
                                                        --------
 Shareholders' Equity:
  Preferred Stock, 5,000,000 shares authorized,
   none issued and outstanding                                 -
  Common Stock; no par value, 200,000,000 shares
   authorized, 21,357,817 shares issued and
   outstanding                                           611,789
  Deficit accumulated during the development stage      (576,782)
                                                        --------
  Total Shareholders' Equity                              35,007
                                                        --------
  Total Liabilities and Shareholders' Equity          $  261,623
                                                        ========

The accompanying notes are an integral part of these unaudited consolidated financial statements.
                                                                F-10

                      CRSI GROUP, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)
          UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS


                                                      For the Period from
                                     For the Six        October 18, 2004
                                    Months Ended      (date of inception)
                                    June 30, 2005      to June 30, 2005
                                  ----------------    --------------------
Revenues                            $         -          $         -

Cost Of Revenues                              -                    -
                                      ---------            ---------
Gross Profit                                  -                    -

Operating expenses:
 Executive salaries                     150,000              200,403
 Consulting fees                         93,132              129,323
 Travel and promotion                    54,929              119,938
 General and administrative              87,315              125,857
                                      ---------            ---------
 Total Operating Expenses               385,376              575,521
                                      ---------            ---------

 Total Operating Loss                  (385,376)            (575,521)

Other income (loss)
 Interest expense                          (930)              (1,261)
                                      ---------            ---------
Loss Before Provision for Income
 Taxes                                 (386,306)            (576,782)

Provision for Income Taxes                    -                    -
                                      ---------            ---------
Net loss                            $  (386,306)         $  (576,782)
                                      =========            =========
Basic and diluted net loss
 per weighted common shares
 outstanding                        $     (0.03)         $     (0.05)
                                      =========            =========
Weighted average shares used in
 computing basic and diluted net
 loss per common share               12,413,746           11,632,766
                                     ==========           ==========

The accompanying notes are an integral part of these unaudited consolidated financial statements.
                                                                F-11

                       CRSI GROUP, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)
           UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS


                                                         For the Period from
                                        For the Six        October 18, 2004
                                       Months Ended      (date of inception)
                                       June 30, 2005      to June 30, 2005
                                     ----------------    --------------------
CASH FLOWS USED BY OPERATING
 ACTIVITIES
 Net Loss                              $ (386,306)          $ (576,782)

 ADJUSTMENTS TO RECONCILE NET
  LOSS TO NET CASH USED BY
  OPERATING ACTIVITIES:
  Depreciation                              5,118                7,120
  Common stock issued for services         75,494               80,494
  Common stock issued to founder for
   start-up costs                               -               40,950
  Changes in operating assets and
   liabilities:
   Increase in accrued expenses           127,930              179,914
                                         --------             --------
 NET CASH USED BY OPERATING ACTIVITIES   (177,764)            (268,304)
                                         --------             --------

CASH FLOWS USED BY INVESTING ACTIVITIES
 Purchase of fixed assets                  (5,728)              (7,908)
                                         --------             --------
 NET CASH USED BY INVESTING ACTIVITIES     (5,728)              (7,908)
                                         --------             --------

CASH FLOWS PROVIDED BY FINANCING
 ACTIVITIES
 Loan proceeds received from shareholder        -               82,038
 Loan payments to shareholder              (8,041)              (8,041)
 Proceeds from common stock issuance      365,000              415,000
                                         --------             --------
 NET CASH PROVIDED BY FINANCING
  ACTIVITIES                              356,959              488,997
                                         --------             --------

NET INCREASE IN CASH                      173,467              212,785

CASH AND CASH EQUIVALENTS AT BEGINNING
 OF PERIOD                                 39,318                    -
                                         --------             --------
CASH AND CASH EQUIVALENTS AT END OF
 PERIOD                                $  212,785           $  212,785
                                         ========             ========


Supplemental disclosure of cash flow
 information:
 Cash paid during the period for
  interest                             $        -           $        -
 Cash paid during the period for         ========             ========

  income taxes                         $        -           $        -
                                         ========             ========

Supplemental schedule of non-cash investing and financing activities:

 Stock issued to founder for office
  furniture and equipment              $        -           $   48,050
                                         ========             ========
 Stock issued for shareholder loan
  payment                              $   27,295           $   27,295
                                         ========             ========


The accompanying notes are an integral part of these unaudited consolidated financial statements.
                                                                F-12

                        CRSI GROUP, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and with the rules of Regulation S-B for interim financial information as promulgated by the United States Securities and Exchange Commission. Accordingly, they do not include all of the information necessary for a comprehensive presentation of the Company's financial position, results of operations and cash flows.

In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of the financial statements, have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

Organization:

CRSI Group, Inc. (a development stage company - CRSI Group) was organized under the laws of the State of Florida on April 9, 1987 as HWS Noviembre Corporation. It changed its name to Abcor Products, Inc. on May 19, 1989. It again changed its name on August 22, 2005, to CRSI Group, Inc.

Care Recruitment Solutions International, Inc. (CRSI), was organized under the laws of the State of Florida on October 18, 2004. CRSI is a development stage enterprise and intends to primarily provide international recruiting, placement and staffing of nurses to hospitals and other health care agencies.

World Nursing Corps, Inc. (WNC) is a development stage company organized under the laws of the State of Florida on June 22, 2005 as a wholly owned subsidiary of CRSI. WNC was established to function as a resource and support organization for nurses placed by CRSI. WNC had no operating activities, assets or liabilities as of June 30, 2005.

On June 30, 2005, CRSI Group consummated an agreement with CRSI pursuant to which CRSI exchanged all of its then issued and outstanding shares of common stock for 17,995,912 (approximately 90%) of the common stock shares of CRSI
Group.   This "reverse" merger transaction is deemed to be a recapitalization by CRSI. CRSI is considered the accounting acquirer and CRSI Group is considered the acquiree for financial reporting purposes. Accordingly, the balance sheet contains the net assets of the accounting acquirer and acquiree at historical cost and the statement of operations includes the operations of the acquirer for the periods presented and the operations of the acquiree from the date of the merger.

Activities during the development stage include developing a business plan, obtaining financing and effecting a merger or acquisition.

Hereinafter, CRSI Group and its wholly owned subsidiaries, CRSI and WNC may be referred to individually or in the aggregate as the "Company".

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                                F-13

                       CRSI GROUP, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents:

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of the balance sheet date.

Fixed Assets - Furniture and Equipment:

Furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over five years which is the estimated useful lives of the assets. Maintenance and repairs are charged to operations as incurred.

Income Taxes:

The Company accounts for income taxes in accordance with the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns. A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized. The income tax provision shown on the accompanying statement of operations is zero since the deferred tax asset generated from the net operating loss is offset in its entirety by the valuation allowance.

As of June 30, 2005, the Company had a $573,196 net operating loss carryforward ("NOL"), of which $188,720 and $384,476, respectively, expire on December 31, 2024 and 2025. A deferred tax asset of $226,413 comprised of $194,887 for federal income taxes and $31,526 for state income taxes has been reserved by a valuation allowance to account for the potential benefit of the NOL.

Principles of Consolidation:

The consolidated financial statements include the accounts of CRSI Group, Inc. and its wholly owned subsidiaries, Care Recruitment Solutions International, Inc., and World Nursing Corps, Inc. All significant intercompany accounts and transactions have been eliminated.

Net Loss Per Common Share:

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share." The Company did not have any common share equivalents at June 30, 2005.

Segment Information:

The Company operates in one segment and therefore segment information is not presented.

Stock-Based Compensation:

The Company applies Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations, in accounting for stock warrants issued to employees. Under APB No. 25, employee compensation cost is recognized when estimated fair value of the underlying stock on date of grant exceeds the exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies Statements of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock warrants at the grant date using the Black-Scholes option pricing model.
                                                                F-14

                    CRSI GROUP, INC. AND SUBSIDIARIES
                      (A DEVELOPMENT STAGE COMPANY)
        NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements:

Statement of Financial Accounting Standards ("SFAS") No. 154, "Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3 "; ("SFAS") No. 151, "Inventory Costs-an amendment of ARB
No. 43, Chapter 4"; SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions-an amendment of FASB Statements No. 66 and 67"; SFAS No. 153, "Exchanges of Non-monetary Assets-an amendment of APB Opinion No. 29"; and SFAS No. 123 (revised 2004), "Share-Based Payment", do not have applicability to the Company's operations nor any impact on the Company's financial statements.

NOTE 2   LOANS FROM SHAREHOLDER

The Company's founder advanced funds to the Company throughout the period from the Company's inception to June 30, 2005. These loans are unsecured, payable upon demand, and bear interest at 3% per annum. As of June 30, 2005, the Company owes the shareholder $46,702 of principal. Interest expense for the quarter ended June 30, 2005 of $417 related to this loan is presented in the statement of operations and said amount has been accrued and included as a liability in the balance sheet. Total accrued interest payable to the shareholder as of June 30, 2005 is $1,261.

NOTE 3   REVERSE MERGER

On June 30, 2005, CRSI Group consummated a "reverse" merger with CRSI. Immediately prior to the merger, CRSI Group had 2,002,028 shares of common stock issued and outstanding (net of 20,000,000 shares canceled pursuant to the merger). CRSI exchanged 100% of its 17,995,912 issued and outstanding common shares for common shares of CRSI Group on a 1 for 1 basis. Immediately after the merger, CRSI Group had 19,997,940 shares of common stock issued and outstanding.

Simultaneously with the merger, the sole officer and director of CRSI Group resigned and the management of CRSI assumed such positions; therefore, effecting a change of control. As a result, the transaction was recorded as a "reverse merger" whereby CRSI was considered to be the accounting acquirer although CRSI became a wholly owned subsidiary of CRSI Group. Accordingly, the financial statements include the operating results of CRSI for the periods presented and its balance sheet based on historical cost accounting. The financial statements will include the results of operations of CRSI Group from the date of the merger.

Subsequently the Board of Directors approved a change in fiscal year from May 31 to December 31. The Board of Directors also approved a name change for the accounting acquiree from Abcor Products, Inc. to CRSI Group, Inc., and an amendment to the articles of incorporation changing the capital structure thereof as explained in Note 5. The name change and change in capital structure will take place after the approval by CRSI Group's shareholders became effective during the week of August 22, 2005.

NOTE 4   RELATED PARTY TRANSACTIONS

The Company entered into related party transactions as disclosed in Notes 2, 5 and 6.

NOTE 5  SHAREHOLDERS' EQUITY AND COMMON STOCK ISSUANCES

The Board of Directors approved an amendment to the articles of incorporation changing the capital structure as follows:

A. Eliminate the 50,000,000 Class A common shares, none of which were issued or outstanding.
B. Increase the authorized "ordinary" common shares from 150,000,000 to 200,000,000.
C. Eliminate the $1,000 par value, 12% redeemable and convertible Preferred
   Stock.
D. Authorize the issuance of up to 5,000,000 shares of Preferred Stock the features, preferences and rights of which will be determined by the Board of Directors prior to issuance.
                                                                F-15

                      CRSI GROUP, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)
        NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

NOTE 5  SHAREHOLDERS' EQUITY AND COMMON STOCK ISSUANCES (CONTINUED)

The amendment will be filed with the Florida Secretary of State after the approval by CRSI Group's shareholders becomes effective during the week of August 22, 2005.

Common stock issuances from October 18, 2004 (inception) to June 30, 2005 were as follows:

i. On October 18, 2004 (date of inception), the Company issued its founder 8,900,000 shares of common stock to reimburse him for an aggregate of $89,000 of start-up costs incurred and office furniture and equipment purchased by the founder prior to the Company's incorporation. The stock was valued at the historical cost of the start-up costs incurred and the office furniture and equipment purchased.

ii. On October 27, 2004, the Company issued 100,000 shares of common stock for consulting services pursuant to a consultant agreement related to the Company's entrance into the foreign trained nurse recruitment business. The services were recorded in the statement of operations for $5,000 based on a recent cash offering price of the common stock ($0.05 per share). The consulting agreement was scheduled to expire upon the rendering of the aforementioned services. The Company deemed that as of December 31, 2004, the consultant earned the 100,000 issued shares for services rendered.

iii. On November 5, 2004, the Company issued 1,000,000 shares of common stock for cash of $50,000 ($0.05 per share).

iv. On April 25, 2005, the Company issued 150,000 shares of common stock for consulting services rendered without a formal agreement. The services were accrued as a liability on the March 31, 2005 balance sheet and recorded in the statement of operations in the first quarter for $7,500 based on a recent cash offering price of the common stock ($0.05 per share).

v. On April 25, 2005 the Company issued 545,912 common shares to its majority shareholder as a partial payment of the outstanding shareholder loan balance. The recorded payment amount of $27,295 was determined by using the cash price of the common stock ($0.05 per share) offered in a concurrent private place-ment memorandum.

vi. On May 9, 2005, the Company issued 7,300,000 common shares at $0.05 per share pursuant to a private placement memorandum and raised $365,000.

vii. On June 30, 2005 the Company issued 539,877 shares of common stock to an executive pursuant to an employment agreement. The shares issued were contingent on the success of the private placement memorandum and the consummation of the "reverse" merger. The statement of operations includes $26,994 of consulting fees determined by use of the recent cash offering price of the common stock ($0.05).

viii. On June 30, 2005 the Company issued 120,000 shares of common stock for consulting services rendered. The statement of operations includes $6,000 of consulting fees determined by use of the recent cash offering price of the common stock ($0.05).

ix. On June 30, 2005, the Company issued 700,000 shares of common stock for consulting services rendered pursuant to the "reverse" merger. The statement of operations includes $35,000 of consulting fees determined by use of the recent cash offering price of the common stock ($0.05).

x. On June 30, 2005 the Company exchanged 2,002,028 shares of common stock for all the outstanding shares of CRSI Group.

                                                                F-16

                      CRSI GROUP, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)
         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

NOTE 6   COMMITMENTS

Employment Agreement - CEO:

The Company hired its founder as Chief Executive Officer (CEO) and president pursuant to the terms of an employment agreement effective October 19, 2004. The term of the agreement is for five years with annual renewal options thereafter. The annual base salary is $250,000 with annual increases of 25% and an annual bonus equal to 8% of EBITDA. The CEO has the option of receiving the bonus in cash, common stock at a 50% discount, or a combination of both. The second quarter statement of operations includes executive salary of $62,500 pursuant to the employment agreement and said amount is included in the balance sheet as a liability in the category of accrued expenses. As of June 30, 2005, the aggregate amount of accrued executive salary payable to the CEO totaled $175,403.

Lease   Office Premises:

The Company executed a lease effective October 18, 2004 with an entity affiliated with the Company's founder, for use of its office premises. The lease term is for one year with one year annual renewal options thereafter. Monthly base rent is $500. The second quarter statement of operations includes in eneral and administrative expenses $1,500 of rent expense pursuant to the lease term. As of June 30, 2005, the aggregate amount of accrued rent which is included in the balance sheet as a liability in the category of accrued expenses totaled $3,250.

The future minimum rental payments from July 1, 2005 to the end of the lease term (October 17, 2005) is $1,500.

Employment Agreement   Senior VP:

CRSI hired a "Senior Vice-President, International Operations" (Executive) pursuant to an employment agreement. The effective date of the agreement was to commence upon the raising of $250,000 of investment capital by the Company, which was achieved on May 9, 2005. The agreement term is for the period from the effective date to December 31, 2008 and, thereafter, shall be automatically extended annually for one year terms unless the Company terminates the agreement upon six months prior notice. The Company shall pay to the Executive an annual base salary of $175,000, with annual increases of 12%. The executive shall be entitled to an annual bonus to be received in cash, common stock at a 50% discount, or a combination of both at the executive's option. The formula for the bonus has not been determined. The Company has also agreed to pay the executive (1) an amount of the Company's common shares equal to 3% of the then issued and outstanding shares of common stock on latter of the effective date or the "reverse" merger consummation date and (2) a one-time amount of common stock of the Company equal to 1.99% of the then issued and outstanding shares of common stock at such time that the Company has achieved aggregate, consolidated year-to-date revenues of at least $6.6 million. The second quarter statement of operations includes $25,000 of executive salary paid pursuant to the agreement. The executive was issued 539,877 common shares on June 30, 2005 upon consummation of the "reverse" merger. See Note 5.

The agreement also stipulates that the executive will be given the opportunity to participate in any executive employee stock option programs and shall be entitled to purchase stock options at a price equal to the closing bid price of the common shares on the date of the grant and shall be exercisable for a period of ten years. The executive will also be paid "business development fees" in the event the executive identifies a health care organization that the Company places a professional into and when the executive identifies an individual that the Company places into a paying position.

NOTE 7   PLACEMENT AGREEMENT

In April 2005 the Company entered into a five year "placement" agreement with a national health care provider to provide a minimum annual staffing of 150 nurses. The agreement provides that the Company will receive a $12,500 placement fee per nurse plus a $5,000 per nurse training and immigration cost subsidy. The agreement may be terminated by either party with or without cause upon ninety days written notice.

                                                                F-17

                      CRSI GROUP, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)
        NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

NOTE 8   GOING CONCERN

The Company is in the development stage with no operations, has a cumulative negative cash flow from operations of $268,304, has had recurring losses since inception and has an accumulated deficit of $576,782. Accordingly, there is substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

As more fully discussed in Note 3, the Company consummated a "reverse" merger on June 30, 2005. Management believes that the merger with the public "shell" can provide the Company with the opportunity to continue as a going concern.

              Part II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     Section 607.0850 of the Florida Business Corporation Act authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation against expenses reasonably incurred by him in connection with a proceeding to which he or she is a party by reason of the fact that he or she was or is a director, officer, employee or agent of the corporation, if such party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that with respect to any action which results in a judgment against the person and in favor of the corporation or with respect to an action in which it is determined that the person derived an improper personal benefit, the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 607.0850 of the Florida Business Corporation Act further provides that indemnification shall be provided if the party in question is successful on the merits.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, employees or agents of CRSI Group pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by CRSI Group of expenses incurred or paid by a director, officer, employee or agent of CRSI Group in the successful defense of any proceeding) is asserted by such director, officer, employee or agent in connection with the securities being registered, CRSI Group will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distributions

     The following are the expenses that CRSI Group expects to incur in connection with the registration and distribution of the shares being registered. All of these expenses (other than the filing fee) are estimated, and will not be certain until after the registration statement is declared effective. CRSI Group will pay all of these expenses; the selling shareholders will pay none of them.

               Filing Fee....................... $    730
               Accounting fees..................    5,000
               Transfer Agent ..................    1,000
               Legal fees.......................   10,000
               Printing expenses................      200
                                                   ------
               TOTAL............................ $ 16,930
                                                   ======

Item 26.  Recent Sales of Unregistered Securities.

      In April 2004 CRSI Group issued 20,000,000 shares of common stock to Dale B. Finfrock, Jr. The shares were issued in consideration of Mr. Finfrock's services to CRSI Group. The shares were valued at $.001 per share. The sale was exempt pursuant to Section 4(2) of the Securities Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about CRSI Group and was acquiring the shares for his own account. There were no underwriters.

      In June 2005 CRSI Group issued a total of 17,995,912 shares of common stock to the shareholders of Care Recruitment Solutions International, Inc. The shares were issued in exchange for the capital stock of Care Recruitment Solutions International, Inc. The sales were exempt pursuant to Section 4(2) of the Act since the sales were not made in a public offering and were made to individuals who had access to detailed information about CRSI Group and were acquiring the shares for their own accounts. There were no underwriters.

      In June 2005 CRSI Group issued 539,877 shares of common stock to Ytzik Aranov, an executive of CRSI Group's subsidiary. The shares were issued in exchange for services, and were valued at the fair value of the stock on that day, which was $.05 per share. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about CRSI Group and was acquiring the shares for his own account. There were no underwriters.

      In June 2005 CRSI Group issued a total of 820,000 shares of common stock to George Faris and Angel Lana. The shares were issued in exchange for consulting services, and were valued at the fair value of the stock on that day, which was $.05 per share. The sales were exempt pursuant to
Section 4(2) of the Act since the sales was not made in a public offering and were made to individuals who had access to detailed information about CRSI Group and were acquiring the shares for their own accounts. There were no underwriters.

Item 27.  Exhibits and Financial Statement Schedules

          Exhibits

3-a Articles of Incorporation, as amended - filed as an exhibit to the Company's Registration Statement on Form S-18 (File No. 33-14987-A) and incorporated herein by reference.

3-a(1) Articles of Amendment to Articles of Incorporation - filed as an exhibit to the Company's Current Report on Form 8-K dated August 22, 2005 and incorporated herein by reference.

          3-b By-laws - Filed as an exhibit to the Company's Registration Statement on Form S-18 (File No. 33-14987-A) and incorporated herein by reference.

5         Opinion of Robert Brantl, Esq,

10-a Employment Agreement dated October 19, 2004 between Care Recruitment Solutions International, Inc. and Jeremy P. Feakins.

10-b Employment Agreement dated April 10, 2005 between Care Recruitment Solutions International, Inc. and Ytzik Aranov.

10-c      Agreement for the Exchange of Common Stock   filed as an exhibit to
          the Company's Current Report on Form 8-K dated April 27, 2005 and incorporated herein by reference.

10-d Placement Agreement dated April 19, 2005 between Care Recruitment Solutions International, Inc. and Personal Touch Home Care, Inc. - filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 2005 and incorporated herein by reference.

21        Subsidiaries   None

23-a.     Consent of Webb & Company, P.A.

23-b      Consent of Robert Brantl, Esq. is contained in his opinion.

Item 28.  Undertakings

     See Item 24 for the undertaking regarding the indemnification of officers, directors and controlling persons.

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, post-effective amendments to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwith-standing the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

   (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                 SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, CRSI Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of New York and the State of New York on the 23rd day of August, 2005.

                                       CRSI GROUP, INC.


                                       By:/s/Jeremy P. Feakins
                                       ---------------------------
                                       Jeremy P. Feakins, Chairman

     In accordance with to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities stated on August 23, 2005.


/s/ Jeremy P. Feakins
----------------------------
Jeremy P. Feakins, Director,
Chief Executive Officer,
Chief Financial Officer,
Chief Accounting Officer